Exhibit 99.1

Fourth Amendment To Amended and Restated Credit Agreement

By And Among

Escalade, Incorporated

And

Indian Industries, Inc.

And

The Other Loan Parties Hereto

And

The Lenders Party Hereto

And

JPMorgan Chase Bank, N.A.,
As Administrative Agent

Effective As Of September 1, 2023

Fourth Amendment To Amended and Restated

Credit Agreement

This Fourth Amendment To Amended and Restated Credit Agreement (this “Fourth Amendment”) is executed as of September 11, 2023 but effective for all purposes as of September 1, 2023, by and among Escalade, Incorporated, and Indian Industries, Inc., as Borrowers, the other Loan Parties party hereto, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  The parties hereto agree as follows:

W I T N E S S E T H:

Whereas, as of January 21, 2022, the parties hereto entered into a certain Amended and Restated Credit Agreement (as amended, the “Agreement”);

Whereas, the parties desire to amend the Agreement to, among other things, reduce the amount of the Revolving Commitment by an amount equal to $5,000,0000 as a result of the dissolution of Escalade Insurance as required pursuant to the terms of Section 2.11(g) of the Agreement and to amend certain definitions, covenants and other provisions, all subject to and as provided in this Fourth Amendment;

Now, Therefore, in consideration of the premises, and the mutual promises herein contained, the parties agree that the Agreement shall be, and it hereby is, amended as provided herein and the parties further agree as follows:

Part I. Amendatory Provisions

Article I

Definitions

Section 1.01   Defined Terms. Section 1.01 of the Agreement is hereby amended by substituting the following definition in lieu of the like existing definition:

“Revolving Commitment” means, with respect to each Lender, the amount set forth on the Commitment Schedule opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, as such Revolving Commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the Revolving Exposure of any Lender exceed its Revolving Commitment. As of the Fourth Amendment Effective Date, the aggregate amount of the Lenders’ Revolving Commitments is $85,000,000.

Fourth Amendment to Amended and Restated Credit Agreement	Page 1

Section 1.01 of the Agreement is hereby further amended by adding the following new definition thereto:

“Fourth Amendment Effective Date” means September 1, 2023.

Section 2.09   Termination of Commitments; Increase in Revolving Commitments. Section 2.09 of the Agreement is hereby amended by (i) substituting the following new Section Heading in lieu of the like existing Section Heading, (ii) substituting the following new clause (c) in lieu of the like existing clause (c) and (iii) add the following new clause (g) thereto:

Section 2.09    Termination and Reduction of Commitments; Increase in Revolving Commitments.

(c)         The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (g) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(g)         The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (A) any Lender’s Revolving Exposure would exceed such Lender’s Revolving Commitment or (B) the Aggregate Revolving Exposure would exceed the aggregate Revolving Commitments.

SECTION 2.11   Prepayment of Loans. Section 2.11 of the Agreement is hereby amended by substituting the following new clause (f) in the lieu of the like existing clause (f):

(f)         Upon the consummation of the Harvard Mexico Sale, Borrowers shall prepay the Revolving Loans in an amount equal to 100% of the net proceeds received by Borrowers from the Harvard Mexico Sale. The Borrower Representative shall notify the Administrative Agent within three (3) Business Days of the consummation of the Harvard Mexico Sale, which notice shall also constitute the notice required under Section 2.09(c) from the Borrowers to the Administrative Agent indicating that a corresponding reduction in the Revolving Commitment is to then be made in an aggregate amount of $10,000,000. Within two (2) Business Days following the receipt of such notice, the Revolving Commitment shall be reduced by such aggregate amount equal to $10,000,000, and such reduction of the Revolving Commitment shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

Fourth Amendment to Amended and Restated Credit Agreement	Page 2

Part II. Agreement Regarding Extension of Time

Pursuant to Part VIII of the Third Amendment, within thirty (30) days following engagement of the Consultant (as defined in the Third Amendment), the Borrowers and the Consultant were obligated to meet with the Lenders in order to review the Consultant’s initial findings and results. Such a meeting of the parties has not yet occurred, and the Lenders and the Borrowers hereby agree that the required date to hold such meeting shall be extended and the meeting shall be required to occur not later than September 29, 2023.

Part III. Continuing Effect

Except as expressly modified herein:

(a)     All terms, conditions, representations, warranties and covenants contained in the Agreement shall remain the same and shall continue in full force and effect, interpreted, wherever possible, in a manner consistent with this Fourth Amendment; provided, however, in the event of any irreconcilable inconsistency, this Fourth Amendment shall control;

(b)     The representations and warranties contained in the Agreement shall survive this Fourth Amendment in their original form as continuing representations and warranties of Borrowers; and

(c)     Capitalized terms used in this Fourth Amendment, and not specifically herein defined, shall have the meanings ascribed to them in the Agreement.

In consideration hereof, each Borrower represents, warrants, covenants and agrees that:

(aa)    Each representation and warranty set forth in the Agreement, as hereby amended, remains true and correct as of the date hereof in all material respects, except to the extent that such representation and warranty is expressly intended to apply solely to an earlier date and except changes reflecting transactions permitted by the Agreement;

(bb)    There currently exist no offsets, counterclaims or defenses to the performance of the Obligations (such offsets, counterclaims or defenses, if any, being hereby expressly waived);

(cc)    Except as expressly waived in this Fourth Amendment, there does not exist any Default or Event of Default; and

(dd)    After giving effect to this Fourth Amendment and any transactions contemplated hereby, no Default or Event of Default is or will be occasioned hereby or thereby.

Part IV. Independent Credit Decision

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Fourth Amendment.

Fourth Amendment to Amended and Restated Credit Agreement	Page 3

Part V. Commitment Schedule

Subject to Part V hereof, the Agreement is hereby amended by substituting the Commitment Schedule attached hereto in lieu of the Commitment Schedule attached to the Agreement.

Part VI. Conditions Precedent

Notwithstanding anything contained in this Fourth Amendment to the contrary, this Fourth Amendment shall not become effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Administrative Agent:

(a)    The Administrative Agent shall have received counterparts of this Fourth Amendment, duly executed by the Administrative Agent, Borrowers, the Loan Guarantors and the Lenders;

(b)    The Administrative Agent shall have received a Replacement Revolving Note, duly executed by Borrowers;

(c)    The Administrative Agent shall have received a Consent and Reaffirmation, duly executed by Guarantors;

(d)    The Administrative Agent shall have received a duly executed certificate of the Secretary of each Borrower and Guarantor (A) certifying as to the authorizing resolutions of such Borrower and Guarantor, and (B) certifying as complete and correct as to attached copies of its Articles of Incorporation and By‑Laws or Articles of Organization and Operating Agreement, as applicable, or certifying that such Articles of Incorporation or By‑Laws or Articles of Organization or Operating Agreement, as applicable, have not been amended (except as shown) since the previous delivery thereof to the Administrative Agent;

(e)    The Administrative Agent shall have received such documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(f)    All legal matters incident to this Fourth Amendment shall be reasonably satisfactory to the Administrative Agent and its counsel.

Part VII. Expenses

The Borrowers agree to pay or reimburse the Administrative Agent for all reasonable expenses of the Administrative Agent (including, without limitation, reasonable attorneys’ fees) incurred in connection with this Fourth Amendment.

Fourth Amendment to Amended and Restated Credit Agreement	Page 4

Part VIII. Counterparts

This Fourth Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Fourth Amendment by telefacsimile or other electronic method of transmission shall have the same force and delivery of an original executed counterpart of this Fourth Amendment. Any party delivering an executed counterpart of this Fourth Amendment by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Fourth Amendment, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Fourth Amendment.

In Witness Whereof, the parties hereto have caused this Fourth Amendment to be executed by their respective officers duly authorized as of the date first above written.

[This Space Intentionally Left Blank]

Fourth Amendment to Amended and Restated Credit Agreement	Page 5

Signature Page Of

Escalade, Incorporated

To Fourth Amendment to Amended and Restated Credit Agreement

Escalade, Incorporated

By:	/s/ STEPHEN R. WAWRIN
Stephen R. Wawrin, Chief Financial Officer

Signature Page Of

Indian Industries, Inc.

To Fourth Amendment to Amended and Restated Credit Agreement

Indian Industries, Inc.

By:	/s/ STEPHEN R. WAWRIN
Stephen R. Wawrin, Chief Financial Officer

CONSENT AND REAFFIRMATION

Each of the undersigned Loan Guarantors hereby consents to the foregoing Fourth Amendment, and further agrees that the execution and delivery of such Fourth Amendment shall in no way affect, impair, discharge, relieve or release the obligations of the undersigned under its Loan Guaranty, which obligations are hereby ratified, confirmed and reaffirmed in all respects and shall continue in full force and effect, until all obligations of the Borrowers to the Lenders, the Issuing Bank and the Administrative Agent are fully, finally and irrevocably paid and performed. Each Loan Guarantor further acknowledges that the failure to consent to any subsequent amendment shall not affect the liability of such Loan Guarantor under its Loan Guaranty. Capitalized terms used herein and not defined have the meanings ascribed thereto in the Agreement.

BEAR ARCHERY, INC.

By:	/s/ STEPHEN R. WAWRIN
Stephen R. Wawrin, Chief Financial Officer

EIM COMPANY, INC.

By:	/s/ STEPHEN R. WAWRIN
Stephen R. Wawrin, Chief Financial Officer

ESCALADE SPORTS PLAYGROUND, INC.

By:	/s/ STEPHEN R. WAWRIN
Stephen R. Wawrin, Chief Financial Officer

HARVARD SPORTS, INC.

By:	/s/ STEPHEN R. WAWRIN
Stephen R. Wawrin, Chief Financial Officer

SOP SERVICES, INC.

By:	/s/ STEPHEN R. WAWRIN
Stephen R. Wawrin, Chief Financial Officer

U.S. WEIGHT, INC.

By:	/s/ STEPHEN R. WAWRIN
Stephen R. Wawrin, Chief Financial Officer

WEDCOR HOLDINGS, INC.

By:	/s/ STEPHEN R. WAWRIN
Stephen R. Wawrin, Chief Financial Officer

GOALSETTER SYSTEMS, INC.

By:	/s/ STEPHEN R. WAWRIN
Stephen R. Wawrin, Chief Financial Officer

LIFELINE PRODUCTS, LLC

By:	/s/ STEPHEN R. WAWRIN
Stephen R. Wawrin, Chief Financial Officer

VICTORY MADE, LLC

By:	/s/ STEPHEN R. WAWRIN
Stephen R. Wawrin, Chief Financial Officer

VICTORY TAILGATE, LLC

By:	/s/ STEPHEN R. WAWRIN
Stephen R. Wawrin, Chief Financial Officer

Signature Page Of

JPMorgan Chase Bank, N.A.

To Fourth Amendment to Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent,
Swingline Lender and Issuing Bank

By: /s/ JACOB THURSTON

Name: Jacob Thurston

Title: Authorized Officer

Signature Page Of

Old National Bank

To Fourth Amendment to Amended and Restated Credit Agreement

OLD NATIONAL BANK,
as a Lender

By: /s/ JEFF BONE
Jeff Bone, Corporate Banking RM IV, VP

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Term Commitment	Swingline Commitment	Total Commitment
JPMorgan Chase Bank, N.A.	$58,301,282.18	$24,496,338.60	$7,500,000.00*	$82,797,620.78
Old National Bank	$26,698,717.82	$11,217,949.40	$0.00	$37,916,667.22
Total	$85,000,000.00	$35,714,288.00	$7,500,000.00	$120,714,288.00

*The Swingline Commitment is part of JPMorgan Chase Bank, N.A.’s Revolving Commitment.